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                                                                      Exhibit 15

July 27, 2005

To the Shareholders and Board of Directors of Schering-Plough Corporation:

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Schering-Plough Corporation and subsidiaries for the periods ended June 30, 2005 and 2004, as indicated in our report dated July 27, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in Registration Statements No. 2-83963, No. 33-50606, No. 333-30331, No. 333-87077, No. 333-91440, No. 333-104714, No. 333-105567, No.
333-105568, No. 333-112421 and No. 333-121089 on Form S-8, Post Effective
Amendment No. 1 to Registration Statement No. 2-84723 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 333-105567 on Form S-8, and Registration Statements No. 333-12909, No. 333-853, No. 333-30355, and No. 333-113222 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/Deloitte & Touche LLP

Parsippany, New Jersey

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